                         WALLACE & TIERNAN 61 2 4384881        No. 0327 P. 2/14

                                                       [LOGO] WALLACE & TIERNAN

Exhibit 10.7

                     INTERNATIONAL SALES REPRESENTATIVE AND
                             DISTRIBUTION AGREEMENT

AGREEMENT effective January 1, 1991 by and between Wallace & Tiernan Pacific Pty Ltd a New South Wales, Australia incorporated company with offices at 89-93 Reserve Road, Artarmon, 2064 (hereinafter called W&T) and Eurotherm (Far East) Ltd, 18/F Gee Chang Hong Kong Centre, 65 Wong Chuk Hang Road, Hong Kong (hereinafter called "REPRESENTATIVE").

 1. Appointment Subject to the terms and conditions of this Agreement, W&T hereby appoints REPRESENTATIVE as its exclusive representative and distributor for the Products identified below, within the Territory defined below, and REPRESENTATIVE accepts such appointment. Exclusive REPRESENTATIVE is able to select proper equipment, prepare its own proposals and offer servicing and after-sale support to customers.

 2. Products The Products subject to this Agreement, are those included in Appendix "C" attached hereto and made a part hereof ("Products"). W&T has the exclusive right to add or delete items to or from Appendix "C" from time to time at its sole discretion.

 3. Territory for Representation of Products The geographic area of primary responsibility (hereinafter referred to at "Territory") is set forth in Appendix "B" attached hereto and made part hereof.

        W&T makes no representation that other distributors or representatives appointed by W&T, or W&T itself, will not sell Products within the Territory. In determining whether to continue REPRESENTATIVE's appointment in effect, W&T will consider only the extent to which REPRESENTATIVE has adequately served the needs of existing and potential Municipal and Industrial Water & Wastewater customers for Products in the Territory.

4.      Prices

        4.01 With respect to transactions in which REPRESENTATIVE acts as a distributor (taking title to the Products for resale), the Prices to be paid by REPRESENTATIVE for the Products shall be W&T's list prices, F.O.B. Country of Supply, standard commercial (domestic) packing, with discounts as specified in the attached Appendix "C". Any of said list prices may be changed from time to time by W&T without prior written notice to REPRESENTATIVE. In such cases however, W&T may accept, for a period of thirty
                (30) days following the effective date of the price increase, previous pricing, providing that REPRESENTATIVE can produce documentation, as W&T may reasonably require, to substantiate the said order resulted from a bona
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                                         [WALLACE & TIERNAN LOGO]


        fide quotation, tendered by REPRESENTATIVE, prior to the price increase effective date. REPRESENTATIVE shall make payments for the Products in accordance with the following: an irrevocable letter of credit in favour of Wallace & Tiernan Pacific Pty Ltd, confirmed by the Australian correspondent of the opener's bank, payable at sight for 100% invoice value versus shipping documents with all charges for the account of buyer (or REPRESENTATIVE). Other mutually agreeable payment terms may be negotiated from time to time with REPRESENTATIVE. Freight costs; taxes, if any; and import or export duties or similar charges; insurance; and any other fees will be the responsibility of an for the account of buyer (or REPRESENTATIVE).

4.02 For transactions in which REPRESENTATIVE acts as a REPRESENTATIVE only (REPRESENTATIVE solicits orders only, without taking title to the Products), REPRESENTATIVE will quote W&T's exact figures for Products without additions unless to cover some definite service REPRESENTATIVE is to perform, and pricing on products not of W&T's manufacture but which may be convenient to supply. Prices quoted to REPRESENTATIVE will be in the net amount. Copies of prepared proposals by REPRESENTATIVE are to be sent to W&T for review. REPRESENTATIVE shall be entitled to a commission on the sale of Products as specified in Appendix "C" under the following limitations:

        a. No commission will be paid on orders place with W&T by government in W&T manufacturing areas, unless REPRESENTATIVE has been identified with the initiating sales promotional work in which case one-half the commission rate shown under Appendix
                "C" will apply.

        b. No commission will be paid on orders placed with W&T by firms carrying the classification OEM (other equipment manufacturer) and to whom W&T has been obliged to extend a discount, unless REPRESENTATIVE has been previously identified with initiating sales promotional work. In which case, one-half the commission rate shown under Appendix "C" will apply.

        c. Commissions at rates specified under Appendix "C", will be paid on Product sales invoiced by W&T to customers in the Territory except that any discounts W&T is required to allow, shall be deducted from the commission otherwise payable to REPRESENTATIVE.

        d. No commission shall be payable on contracts placed directly with W&T by engineering and business houses, companies, contractors, and the like, with head or procurement offices outside the Territory, unless REPRESENTATIVE has been identified with the initiating sales promotional work. In which case, one-half the commission rate shown under Appendix "C"
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                        [WALLACE & TIERNAN LOGO]


                will apply.

            e. No commission will be paid to REPRESENTATIVE on parts orders received directly from customers which has a total net value of A$250.00 or less.

            f. Commissions due hereunder shall be paid in Australian dollars within thirty (30) days after W&T has received full payment for the products upon which the commission is based. If W&T shall be required to refund any amount upon which a commission has previously been paid to REPRESENTATIVE, the amount of the commission attributable to the refunded amount shall, at the option of W&T, be returned to W&T upon demand or offset against any and all commissions due REPRESENTATIVE.

5. Duties of REPRESENTATIVE

   5.01 REPRESENTATIVE will use its best efforts to develop and maintain the market for the Products in the Territory and will maintain a sales force with a satisfactory level of understanding and competence in the operation, use, and application of the Products; and will refrain from representing (as distributor, sales representative, or otherwise) any manufacturer, importer, or distributor of any products similar to or competitive with the Products. REPRESENTATIVE is also responsible for promoting and developing business for new construction, plant expansion and modernisation projects.

   5.02 REPRESENTATIVE will be responsible to cover and develop engineering consultant accounts for the expressed purpose of promoting the sale of W&T Water and Wastewater Equipment within engineering specifications of request for bid. REPRESENTATIVE should maintain available stock within the Territory and at all times carry in inventory a sufficient quantity and assortment of Products to enable it to meet the requirements of customers in the Territory.

   5.03 REPRESENTATIVE will keep W&T advised of material developments in the market for the Products in the Territory. It will promptly forward to W&T all information which it may hereafter receive concerning (A) any claim or lawsuit involving alleged infringement by the Products of any patents of any third party and (B) any known or suspected infringement of any W&T patents by the products of any third party.

   5.04 REPRESENTATIVE will be responsible, at its expense, for handling and processing warranty claims by REPRESENTATIVE's customers (and customers of the latter) relating to the Products, and for any customer service relating to the products within the Territory. W&T's Product Guarantee and Warranty is set forth in the Instruction Book that accompanies each Product. REPRESENTATIVE agrees not to offer its customers (or customers of the latter) any warranty or guarantee that
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                        [WALLACE & TIERNAN LOGO]


               would impose upon W&T greater obligations than those imposed by W&T's Product Guarantee and Warranty. REPRESENTATIVE is not authorised to make representations or warranties for or on behalf of W&T, and has not authority to bind W&T in any way.
               The discounts granted pursuant to the Agreement and the commissions payable have been set with a view to all these requirements. Accordingly, REPRESENTATIVE agrees to indemnify and hold W&T harmless from and against any loss, damage, cost or expense arising out of customer service or warranty claims against W&T by REPRESENTATIVE, its customers, or customers of the latter that exceed the scope of W&T's Product Guarantee and Warranty, except where liability to third parties is demonstrated to be solely caused by fault of W&T.

        5.05 REPRESENTATIVE will not export Products in contravention of any applicable laws or regulations of the United States, including without limitation, the Trading with the Enemy Act and the United States Export Regulations.

        5.06 When requested, REPRESENTATIVE will supply a forecast of anticipated sales volume for the Territory in such form as W&T may specify. Following consultation with REPRESENTATIVE, W&T will establish an annual sales volume target for REPRESENTATIVE's Territory. Any substantial failure by REPRESENTATIVE to meet such a sales volume target shall be cause for termination of the Agreement pursuant to Paragraph 14 hereof, or may result in non-renewal of the Agreement upon expiration of its initial term or any renewal during which the target was not met.

6. Duties of W&T. W&T shall assist REPRESENTATIVE in developing sales, formulating quotations, and supplying technical literature that may be required for projects under consideration. Requests for prices and literature which W&T receives from prospective customers in the Territory will be referred to REPRESENTATIVE.

7. Shipment from W&T. When requested by REPRESENTATIVE, W&T will ship Products directly to REPRESENTATIVE's customer as long as the requirements of the attached Appendix "C" are met.

8. Terms and Conditions of Sale. The terms and conditions of each sale by W&T to REPRESENTATIVE will be governed by W&T's standard terms and conditions of sale, as the same may be modified by W&T from time to time hereafter. The terms and conditions of sale with respect to transactions in which REP acts solely as a sales representative, shall be within the exclusive discretion of W&T, and REP has no power of authority to bind W&T in any respect, REPRESENTATIVE's sole authority, with respect to such transactions, being to solicit orders for W&T to accept or reject. The terms and conditions of sale effective as of the date of this Agreement are as shown on Appendix "D" attached hereto and made part hereof. W&T makes no warranties, expressed or implied, except as set forth in such standard terms and conditions of sale and in the Agreement. No claims of any kind shall be greater in amount than the purchase price of the Products in respect of which such claims are made.

        9. Catalogues W&T will furnish free of charge reasonable quantities of any bulletins, catalogues and other printed advertising matter which it publishes concerning the Products.

        10. Incidental Expenses Each part will bear its own expenses (including without limitation training of personnel, postage, cablegrams, travel and lodging) inc connection with the business herein contemplated.

        11. Independent Contractor REPRESENTATIVE shall be an independent contractor and nothing contained herein shall create the relationship of joint venture, principal and agent, or master and servant between W&T and REPRESENTATIVE. Neither REPRESENTATIVE nor any of its employees shall be or represent themselves as authorized to bind W&T in any manner whatsoever. REPRESENTATIVE will conduct its business in accordance with all applicable laws, ordinances, rules and regulations of any applicable government authority. REPRESENTATIVE shall pay and discharge at its own cost and expense any and all expenses, charges, fees and taxes that may be levied or imposed upon by or by reason of the carrying on of the business of the REPRESENTATIVE as contemplated herein.

        12. Assignment This Agreement may not be assigned by REPRESENTATIVE without the prior written consent of W&T. This Agreement may not be assigned by W&T without prior written consent of REPRESENTATIVE except to any successor of substantially all the assets and business of W&T related to the Products, or to an affiliate of W&T.

        13. Confidentiality REPRESENTATIVE recognizes W&T's proprietary interest in and title to all confidential information comprising data, drawings, designs, trade secrets, know-how, processes or information ("Confidential Information") which W&T may furnish to REPRESENTATIVE pursuant to this Agreement. During the term of this Agreement and after termination, REPRESENTATIVE shall keep such data strictly confidential and shall so instruct its employees, agents and representatives, and shall use Confidential Information solely for the purposes of this Agreement. REPRESENTATIVE and its employees, agents and representatives will not communicate Confidential Information to others except to the extent necessary for the proper sale of the Products. Specifically excluded from this restriction is material which:

                (a) can be demonstrated to have been in the public domain prior to the date hereof;

                (b) becomes a part of the public domain by public use, publication or otherwise not due to any unauthorized act or omission on the part of REPRESENTATIVE; or
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                                               [WALLACE & TIERNAN LETTERHEAD]




        (c)     is disclosed pursuant to governmental or judicial order.

14.     Termination

        14.01 Either party may terminate this Agreement immediately by giving written notice at any time if:

                (a)     Payments are not made when due hereunder; or

                (b) either party becomes party to bankruptcy or insolvency proceedings, or to proceedings involving a composition amount creditors, or makes an assignment for the benefit of creditors; or

                (c) Either part fails to cure a default (other than failure to pay hereunder) within thirty (30) days after receipt of written notice thereof;

        In addition:

                (d) W&T may terminate this Agreement immediately by giving written notice if control of all of substantially all of the assets of REPRESENTATIVE is or are transferred (directly or indirectly) to a competitor of W&T or a competitor of an affiliate of W&T; and

                (e) W&T may terminate this Agreement upon thirty (30) days prior written notice following any annual period with respect to which REPRESENTATIVE has failed to meet a sales volume target established pursuant to Paragraph
                        5.06 hereof.

                If this Agreement is not terminated pursuant to any of the prior provisions of this Paragraph, it will remain in effect for an initial term of one year following the effective date set forth in the opening Paragraph, and shall thereafter continue in effect for successive renewal terms of one year each unless either party gives written notice of non-renewal at least thirty
                (30) days prior to the end of the initial term or any subsequent renewal term.

        14.02 Within thirty (30) days after termination or non-renewal of this Agreement for any reason, W&T may, at its sole option, repurchase from REPRESENTATIVE any part or all of REPRESENTATIVE's inventory of the Products then in its possession at REPRESENTATIVE's net cost for the Products. Any inventory not so repurchased by W&T may be sold by REPRESENTATIVE after this agreement has terminated.

        14.03 Termination of this Agreement shall not affect the right of either party to collect any sum which may be due it hereunder at the time of


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                                                     [WALLACE & TIERNAN]


                such termination, nor shall it affect the obligations of REPRESENTATIVE set forth in Paragraph 5.04 or 13.

        14.04 Upon termination hereof, REPRESENTATIVE shall immediately cease holding itself out to be an authorised REPRESENTATIVE of W&T and shall remove all signs, posters, or the like bearing any name or mark belonging to W&T. REPRESENTATIVE shall also immediately return to W&T all price books, part books, sales and service manuals, and other documents furnished to REPRESENTATIVE by W&T during the term of this Agreement.

15. FORCE MAJEURE No liability shall result from delay in performance or non-performance in whole or in part if performance as agreed has been made impracticable by compliance in good faith with any applicable foreign or domestic governmental regulation or order whether or not it later proves to be invalid, or by the occurrence of a contingency the non-occurrence of which was a basic assumption of which this contract was made, including, but not limited to, acts of God, fire, flood, accident, riot, war, sabotage, strike, labour trouble or shortages, embargo, or W&T's inability to obtain at prices and on terms deemed by it to be practicable any required raw material, energy source, equipment, labour, or transportation. If any such circumstances affects only a part of W&T's capacity to perform, W&T shall have the right to allocate production and deliveries among all of its customers and its own requirements in a fair and reasonable manner. Quantities affected by this paragraph may, at the option of either party, be eliminated from the contract without liability, but the contract shall remain otherwise unaffected.

16. PRIOR AGREEMENT: MODIFICATIONS This Agreement cancels and supersedes all prior agreements between the parties or their subsidiaries or affiliates relating to the sale or distribution of the Products herein referred to. This is the entire contract between the parties relating to the subject matter hereof. All modifications of the contract must be in writing and signed by both parties, except to the extent otherwise provided for herein.

17. NO WAIVER The failure of either party at any time to require performance by the other of any provision of this Agreement shall in no way affect the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof be construed as a waiver of any succeeding breach of that provision or of the provision itself.

18. NOTICES, GOVERNING LAW This Agreement shall be governed and construed by the laws of the State of New South Wales, Australia. All notices shall be in writing and shall be deemed given on the fifth day after they are sent, postpaid registered air mail to the respective addresses as set out above (or to such other address as either party may by notice provide); If to W&T, Wallace & Tiernan Pacific Pty Ltd, 89-93 Reserve Road, Artarmon, NSW, 2064. Attention: Sales Director.

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                                                       [WALLACE & TIERNAN LOGO]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective the date first above written. This Agreement has been executed in two counterparts, one for each party. Each counterpart shall be deemed an original. This Agreement shall not be binding unless and until countersigned by W&T Pacific at Artarmon, New South Wales.



Wallace & Tiernan Pacific Pty Ltd         REPRESENTATIVE


Signature: /s/  William H. Lofts          Signature: /s/  T. C. Eunn
           ----------------------------              ------------------------

Name:      WILLIAM H. LOFTS               Name:      T. C. EUNN

Title:     SALES DIRECTOR                 Title:     mn

Date:      20/12/90                       Date:      24/12/90



Countersigned at Artarmon, New South Wales


Signature: /s/  William H. Lofts
           ----------------------------

Name:      WILLIAM H. LOFTS

Title:     Sales Director

Date:      14/1/91



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                                                      [WALLACE & TIERNAN LOGO]

                                   APPENDIX B
                         AREA OF PRIMARY RESPONSIBILITY


Pursuant to Paragraph 3 of the attached International Sales Agency and Distributor Agreement, the following area of primary responsibility is hereby assigned for the sale of Products by REPRESENTATIVE:

                                   HONG KONG
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                                                      [WALLACE & TIERNAN LOGO]

                     INTERNATIONAL SALES REPRESENTATIVE AND
                             DISTRIBUTION AGREEMENT

                                   APPENDIX C
                            DISCOUNTS OR COMMISSIONS


 I.   DISCOUNTS OR COMMISSIONS

      The discounts/commissions stated herein are applicable to the list price of the Equipment and Accessories listed below. "List Prices" are understood to be the prices in the most current price list published by Wallace & Tiernan Pacific Pty Ltd for each respective Equipment, Accessory or Parts item.

II.   DEFINITIONS OF STANDARD EQUIPMENT                          DISCOUNT OR
                                                                 COMMISSION

      1.    W&T equipment and accessories for feeding,              20%
            indicating, recording or controlling chlorine gas, ammonia, sulphur dioxide, carbon dioxide or chlorine dioxide in the treatment of water or waste water.

            EXCLUDED from this definition are the following:

            Series 50-200 Evaporator and associated W&T             15%
            accessories.

            Automatic V500 arrangement consisting of control        30%
            unit, vacuum regulator and injector.

            EXCLUDED also from this definition are the Distributor products listed in Table A.

      2.    32-050 and 32-055 Volumetric Feeders & associated       20%
            W&T accessories.

      3.    32-300 Industries Volumetric Feeders.                    0%

      4.    Gravimetric Feeders, Belt Volumetric Feeders, and       20%
            associated W&T accessories.

      5.    35-100 and 35-150 Solution Tank Systems (excluding      15%
            Feeders), 85-800 Housed Chlorination Systems,
            35-300 Polyelectrolyte Feeding Systems (excluding
            Pumps), and associated W&T accessories.

      6.    Lime Slaking systems and associated W&T                 20%
            accessories.

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                                                      [WALLACE & TIERNAN LOGO]

      7.    Metering Pumps and associated accessories.

         A. 43 Series CHEMTUBE, ENVIROTUBE, and P/D                 15%
            Hydraulically Actuated Diaphragm Pumps and associated W&T accessories.

         B. 44 Series Diaphragm Pumps, Tank Feed Systems,        See Table A
            4-way valves and associated W&T accessories.

         C. 48-100 Polymer Blending Systems. (Maxi-Yield)/           25%
            scaler board.

            Excluded from this definition are the Distributor products listed in Table A.

       8.   Varea-Meters and associated W&T accessories.             20%

       9.   Precision Pressure Instruments and associated            15%
            W&T accessories.

      10.   65-120 and 65-165 Portable Calibrators.                  20%

      11.   Preventive Maintenance Kits.                         See Table A

      12.   Parts for all W&T Equipment.                             15%

      13.   Equipment & Accessories Not of our Manufacture.           0%

                                                       [LOGO] WALLACE & TIERNAN

                                    TABLE A

III.    DISTRIBUTOR EQUIPMENT

        The following Distributor equipment discount/commission schedule is dependent on per order quantity. The schedule is further based on only one (1) declared shipping destination per order. Orders specifying partial shipments or more than one (1) shipping destination will be discounted on the basis of units per shipment, not total order quantity.




        EQUIPMENT DESCRIPTION                   QUANTITY PER ORDER
        ---------------------                   ------------------
---------------------------------------------------------------------------
CHLORINATION EQUIPMENT                    1-4     5-9    10-19    20 & OVER
---------------------------------------------------------------------------
V100A, A2 or D Control Units*             20%     40%     45%       50%
---------------------------------------------------------------------------
200B, C or 500B, C Regulating Vales*      20%     40%     45%       50%
---------------------------------------------------------------------------
V100, V75 Auto Control Retrofit Pkgs.     20%     20%     20%       20%
---------------------------------------------------------------------------
V75VA2, VA5, VASP Control Units*          20%     40%     45%       50%
---------------------------------------------------------------------------
50-345, 50-350 Scales*                    20%     30%     35%       40%
---------------------------------------------------------------------------
20-057A Control Unit                      20%     25%     30%       32%
---------------------------------------------------------------------------
20-057B, C Regulating Valves*             20%     25%     30%       32%
---------------------------------------------------------------------------
50-125A, B C or 50-135 C12 Detectors*     20%     25%     30%       32%
---------------------------------------------------------------------------
50-165 or 50-175 GPR Valves*              20%     25%     30%       32%
---------------------------------------------------------------------------
50-280 Test Kit                           20%     25%     30%       32%
---------------------------------------------------------------------------
Depolox 3TM Basic Electronic Package      20%     25%     25%       25%
---------------------------------------------------------------------------
Depolox 3TM Measurement Pkg.              20%     25%     25%       25%
---------------------------------------------------------------------------
(Chlorine, pH or Fluoride)*
---------------------------------------------------------------------------

* Mixed or same arrangement.

                                                        [WALLACE & TIERNAN LOGO]

       EQUIPMENT DESCRIPTION                      QUANTITY PER ORDER
------------------------------------------------------------------------------
METERING PUMP EQUIPMENT                    1-4     5-9     10-19     20 & OVER
------------------------------------------------------------------------------
44 Pumps*                                  20%     25%      30%         30%
44 Pump Tank Feed Systems                  20%     25%      30%         30%
Multi-function 4-way Valve                 20%     40%      45%         45%
45 Pumps*                                  20%     40%      45%         50%
45 Series Converter/Scaler Board           35%     40%      45%         50%
94 Pumps*                                  20%     40%      45%         50%
45 or 94 Pump Tank Feed System             20%     25%      30%         30%
Stands, or Control Centre*
30 Gal. Tank w/wo cover***                 20%     25%      30%         30%
50 Gal. Tank w/wo cover***                 20%     25%      30%         30%
Liquid Level Switch for Pump               20%     25%      30%         30%
Handle or Tank Cover Mtg.
Mixer 1/20HP                               20%     25%      30%         30%
Tank Cover ONLY, Chemical Dissolving       20%     25%      30%         30%
Bag, Dust Cover or Acid Drum*
47-050 Saturators                          20%     25%      30%         30%
Assorted W&T accessories when purchased                     20%
  with associated equipment for above+++
Preventive Maintenance Kits*               20%     25%      30%         30%
-------------------------------------------------------------------------------

  * Mixed or same arrangement.

*** Discounts for tanks are based on shipping the tanks nested. If tanks are to be shipped in individual cartons, they will be discounted as individual shipments. Unless otherwise specified, tanks will be shipped nested in packages of up to five to reduce shipping charges. Even when nested, the volume-to-weight ratio is high and freight charges for five tanks nested should be figured by multiplying class rates by 1.5 (30 gal) or 2.5 (50 gas). For individual tanks multiply first class rates by 3.0. For covers, multiply first class by 1.5.

+++ W&T accessories purchased separately (apart from equipment) are considered
    "PARTS" for discount purposes, and must be priced from Parts Price Book.

    Orders are accepted on the basis that they will be immediately scheduled for shipment on standard shipping schedules.

                         [WALLACE & TIERNAN LOGO]

WALLACE & TIERNAN PACIFIC PTY. LTD.   89-93 Reserve Road, Artarmon NSW 2064
         ACN 000.130.414              Australia Tel: (02)4360375 Fax:(02)4384881


                             FACSIMILE TRANSMISSION

                                                             W & T REF NO. 1074
                                                                           ----
SENT TO:    W.S.D. & G.S.D. HONG KONG
COPY TO:    EUROTECH
FROM:       VOLUN PIROM
DATE:       6 APRIL, 1995
SUBJECT:    EUROTECH (FAR EAST) LTD              NUMBER OF PAGES (TO FOLLOW)  0
                                                                             --
                       _________________________________

Dear Sir,

Eurotech (Far East) Ltd is the local agent in Hong Kong for Wallace & Tiernan. We strongly recommend that all your inquiries and orders be directed through to Eurotech who has our complete support especially in technical matters.

Yours faithfully,

/s/ Volun Pirom
----------------------------
Volun Pirom
For and on behalf of Wallace & Tiernan Pacific Pty Ltd
------------------------------------------------------